EXHIBIT 99.1

American Eagle Outfitters

Reports Third Quarter 2008 Results

Pittsburgh, November 25, 2008 - American Eagle Outfitters, Inc. (NYSE:AEO) today announced that non-GAAP earnings for the third quarter ended November 1, 2008 were $0.30 per diluted share, excluding a $0.09 per share other-than-temporary impairment charge related to auction rate securities. Third quarter EPS compared to $0.45 per diluted share for the quarter ended November 3, 2007.

"We continue to face challenges, which affected our third quarter financial results. Although we are not satisfied with our quarterly performance, American Eagle Outfitters remains highly profitable, with strong cash flow," said Jim O'Donnell, Chief Executive Officer. He continued, "As we look ahead, our top priorities are to strengthen our businesses and protect our market share.  Importantly, we are vigilantly controlling expenses, managing tight inventories and we have significantly reduced 2009 capital spending plans to address the economic climate. I am confident that we will manage through the current challenges, continue to strengthen our leading lifestyle brands and emerge well-positioned for future success."

Third Quarter Results

Total sales for the quarter ended November 1, 2008 increased 1% to $754.0 million compared to $744.4 million for the quarter ended November 3, 2007. Third quarter comparable store sales decreased 7%, compared to a 2% increase last year.

Gross profit for the third quarter was $309.4 million, or 41.0% as a rate to sales, compared to $352.9 million, or 47.4% as a rate to sales last year. Merchandise margin declined by 470 basis points, primarily due to higher markdowns, and an increase in the cost of merchandise. Buying, occupancy and warehousing costs increased by 170 basis points, due to de-leveraging of rent related to new store openings and the third quarter comparable store sales decline.

Selling, general and administrative expenses of $181.7 million increased to 24.1% as a rate to sales from $174.2 million, or 23.4% as a rate last year. The higher rate this quarter was primarily due to the comparable store sales decline.

Operating income for the quarter was $94.9 million, compared to $150.9 million last year.  The operating margin was 12.6%, compared to 20.3% last year.

Other income (expense), net decreased $22.3 million from $6.9 million to $(15.4) million. This was primarily due to an other-than-temporary impairment charge of $19.9 million in connection with the valuation of investments in dividend received auction rate preferred securities. (See paragraph titled Auction Rate Securities.)

The company generated net income during the third quarter of $42.6 million, compared to $99.4 million last year.

Inventory

Total merchandise inventories at the end of the third quarter were $422 million, an increase of $29 million compared to last year. Looking ahead, the company expects fourth quarter average weekly inventory to be down in the low double-digits at cost per foot.

AEO Direct

The company's direct business, which includes ae.com, aerie.com, 77kids.com and martinandosa.com, is an important area of growth. For the quarter, sales increased approximately 35% over last year, driven primarily by increases in both traffic and conversion.

Capital Expenditures

For the third quarter, capital expenditures were approximately $69.2 million. For fiscal 2008, management continues to expect capital expenditures to be in the range of $250 to $275 million. Of this amount, approximately one half relates to new and remodeled stores. The balance of the 2008 capital spend relates to investments in the company's home office, distribution centers and IT initiatives to support AEO Direct and brand growth.

The company has lowered 2009 planned capital expenditures to an approximate range of $110 to $135 million, which relate to new and remodeled stores, the completion of the current distribution center and headquarters projects, as well as IT initiatives.

Real Estate

In the third quarter, the company opened eight AE stores, 30 aerie stores and five MARTIN + OSA stores. In fiscal 2008, the company plans to open a total of 35 AE stores, 77 aerie stores and 10 MARTIN + OSA stores. Together with approximately 31 AE store remodels, the company expects to grow square footage by approximately 12%. In 2009, the company is planning approximately 12 new and 25 to 35 remodeled AE stores and 17 new aerie stores, for total square footage growth of approximately 2%.

Cash and Cash Equivalents, Short-term Investments and Long-term Investments

The company ended the third quarter with total cash and cash equivalents, short-term investments and long-term investments of $616 million. This includes $283 million of investments in auction rate securities.

Auction Rate Securities

During the third quarter, the company incurred an other-than-temporary impairment charge of $19.9 million recognized in earnings, and a net temporary impairment charge of $21.8 million recognized through other comprehensive income, in connection with the valuation of its auction rate securities portfolio. Year-to-date, the company incurred an other-than-temporary impairment charge of $19.9 million recognized in earnings, and a net temporary impairment charge of $30.0 million recognized through other comprehensive income.

For additional information, please refer to the company's Form 8K filed with the SEC, on November 19, 2008.

Business Outlook

Sales trends in November have remained challenging. Through the first two weeks of the month, comparable stores sales declined 17%. With one-third of November sales still ahead, and the importance of the Thanksgiving weekend needed to gauge holiday selling, the company will provide fourth quarter earnings guidance next week along with its November sales announcement.

Conference Call Information

At 9:00 a.m. Eastern Time on November 25, 2008, the company's management team will host a conference call to review the financial results.  To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 five to seven minutes prior to the scheduled start time.  The conference call will also be simultaneously broadcast over the Internet at www.ae.com or www.streetevents.com.  Anyone unable to listen to the call can access a replay beginning November 25, 2008 at 12:00 p.m. Eastern Time through December 9, 2008.  To listen to the replay, dial 1-877-660-6853, or internationally dial 1-201-612-7415, and reference account 3055 and confirmation code 293725. An audio replay of the conference call will also be available at www.ae.com.

Non-GAAP Measures

This press release includes information on non-GAAP earnings per share. This measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles ("GAAP") and is not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company's operating performance, when reviewed in conjunction with the Company's GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the Company's business and operations.

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American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 959 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 114 standalone stores in the U.S. and Canada and online at www.aerie.com.  MARTIN + OSA provides Refined Casual fashions for 28 to 40 year old men and women at its 28 stores and online at www.martinandosa.com.  The latest brand, 77kids by american eagle, is available online only at www.77kids.com. 77kids offers "kid cool," durable clothing and accessories for kids ages two to 10.  ae.com, the online home of the brands of AEO, Inc. ships to more than 60 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

* * * *

AMERICAN EAGLE OUTFITTERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (dollars in thousands)
Assets	November 1, 2008 (Unaudited)	February 2, 2008	November 3, 2007 (Unaudited)
Current assets:
Cash and cash equivalents	$332,837	$116,061	$104,877
Short-term investments	11,100	503,878	514,495
Merchandise inventory	421,909	286,485	393,068
Accounts and note receivable	44,634	31,920	33,603
Prepaid expenses and other	45,308	35,486	39,468
Deferred income taxes	51,798	47,004	48,934
Total current assets	907,586	1,020,834	1,134,445
Property and equipment, net of accumulated depreciation and amortization	748,265	625,568	597,948
Goodwill	10,741	11,479	11,722
Long-term investments	271,581	165,810	167,654
Non-current deferred income taxes	14,501	24,238	38,589
Other assets, net	18,745	19,751	20,652
	$1,971,419	$1,867,680	$1,971,010

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$191,571	$157,928	$207,481
Notes payable	75,000	-	-
Accrued compensation and payroll taxes	18,531	49,494	35,003
Accrued rent	64,294	62,161	58,731
Accrued income and other taxes	11,072	22,803	41,324
Unredeemed gift cards and gift certificates	28,494	54,554	30,355
Current portion of deferred lease credits	13,866	12,953	12,861
Other liabilities and accrued expenses	19,786	16,285	17,357
Total current liabilities	422,614	376,178	403,112
Non-current liabilities:
Deferred lease credits	92,130	70,355	68,393
Non-current accrued income taxes	44,667	44,837	52,256
Other non-current liabilities	27,204	35,846	32,325
Total non-current liabilities	164,001	151,038	152,974
Commitments and contingencies	-	-	-
Stockholders' equity:
Preferred stock	-	-	-
Common stock	2,485	2,481	2,481
Contributed capital	510,755	493,395	486,576
Accumulated other comprehensive (loss) income	(23,318)	35,485	42,037
Retained earnings	1,682,255	1,601,784	1,482,907
Treasury stock	(787,373)	(792,681)	(599,077)
Total stockholders' equity	1,384,804	1,340,464	1,414,924
Total liabilities and stockholders' equity	$1,971,419	$1,867,680	$1,971,010
Current ratio	2.15	2.71	2.81

AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (dollars and shares in thousands, except per share amounts) (Unaudited)
	13 Weeks Ended
	November 1, 2008	% of sales	November 3, 2007	% of sales
Net sales	$754,036	100.0%	$744,443	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses (exclusive of depreciation shown separately below)
	444,624	59.0%	391,526	52.6%
Gross profit	309,412	41.0%	352,917	47.4%
Selling, general and administrative expenses	181,715	24.1%	174,161	23.4%
Depreciation and amortization expense	32,816	4.3%	27,867	3.7%
Operating income	94,881	12.6%	150,889	20.3%
Other (expense)income, net	(15,432)	-2.1%	6,905	0.9%
Income before income taxes	79,449	10.5%	157,794	21.2%
Provision for income taxes	36,845	4.9%	58,368	7.8%
Net income	$42,604	5.6%	$99,426	13.4%

Net income per basic common share:	$0.21		$0.46
Net income per diluted common share:	$0.21		$0.45

Weighted average common shares outstanding - basic	205,119		214,719
Weighted average common shares outstanding - diluted	207,334		218,786

AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (dollars and shares in thousands, except per share amounts) (Unaudited)
	39Weeks Ended
	November 1, 2008	% of sales	November 3, 2007	% of sales
Net sales	$2,083,153	100.0%	$2,060,018	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses (exclusive of depreciation shown separately below)
	1,220,689	58.6%	1,092,195	53.0%
Gross profit	862,464	41.4%	967,823	47.0%
Selling, general and administrative expenses	519,252	25.0%	497,536	24.2%
Depreciation and amortization expense	94,425	4.5%	80,724	3.9%
Operating income	248,787	11.9%	389,563	18.9%
Other (expense)income, net	(4,999)	-0.2%	26,972	1.3%
Income before income taxes	243,788	11.7%	416,535	20.2%
Provision for income taxes	97,458	4.7%	156,995	7.6%
Net income	$146,330	7.0%	$259,540	12.6%

Net income per basic common share:	$0.71		$1.19
Net income per diluted common share:	$0.70		$1.17

Weighted average common shares outstanding - basic	205,063		217,933
Weighted average common shares outstanding - diluted	207,653		222,312

Total gross square footage at end of period:	6,310,402		5,618,474
Store count at end of period:	1,096		974

AMERICAN EAGLE OUTFITTERS, INC. GAAP to Non-GAAP reconciliation (Unaudited)
	13 Weeks Ended
	November 1, 2008	November 3, 2007
Diluted EPS on a GAAP basis (as reported)	$0.21	$0.45
Add back: Impact of other-than-temporary auction rate security impairment
	0.09	-
Non-GAAP Diluted EPS	$0.30	$0.45

	39 Weeks Ended
	November 1, 2008	November 3, 2007
Diluted EPS on a GAAP basis (as reported)	$0.70	$1.17
Add back: Impact of other-than-temporary auction rate security impairment
	0.10	-
Non-GAAP Diluted EPS	$0.80	$1.17

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)
(Unaudited)
	39 Weeks Ended
	November 1, 2008	November 3, 2007
Operating activities:
Net income	$146,330	$259,540
Adjustments to reconcile income to net cash provided by operating activities:
Depreciation and amortization	94,425	80,724
Share-based compensation	16,899	26,802
Deferred income taxes	4,337	(24,398)
Tax benefit from share-based payments	1,117	7,127
Foreign currency transaction loss	293	1,798
Excess tax benefit from share-based payments	(279)	(5,985)
Other-than-temporary impairment charges	19,885	-
Changes in assets and liabilities:
Merchandise inventory	(142,145)	(123,096)
Accounts and note receivable	(13,288)	(7,163)
Prepaid expenses and other	(10,422)	(5,136)
Other assets, net	2,263	(4,488)
Accounts payable	37,287	32,458
Unredeemed gift cards and gift certificates	(25,528)	(24,876)
Deferred lease credits	22,744	2,396
Accrued income and other taxes	(11,926)	(5,004)
Accrued liabilities	(27,561)	(22,680)
Total adjustments	(31,899)	(71,521)
Net cash provided by operating activities	$114,431	$188,019
Investing activities:
Capital expenditures	(226,666)	(190,536)
Purchase of investments	(49,375)	(882,277)
Sale of investments	384,395	1,226,385
Other investing activities	(1,686)	(699)
Net cash provided by investing activities	$106,668	$152,873
Financing activities:
Payments on capital leases	(1,758)	(1,337)
Net proceeds from note payable	75,000	-

Repurchase of common stock as part of publicly announced programs	-	(243,219)
Repurchase of common stock from employees	(3,414)	(12,292)
Net proceeds from stock options exercised	3,651	12,762
Excess tax benefit from exercise of stock options	279	5,985
Cash dividends paid	(61,448)	(59,754)
Net cash provided by (used for) financing activities	$12,310	$(297,855)
Effect of exchange rates on cash	(16,633)	2,103
Net increase in cash and cash equivalents	$216,776	$45,140
Cash and cash equivalents - beginning of period	116,061	59,737
Cash and cash equivalents - end of period	$332,837	$104,877

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 412-432-3300